Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2016, with respect to the consolidated financial statements and schedule included in the Annual Report of Numerex Corp. on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Numerex Corp. on Forms S-8 (File No. 333-51780, File No. 333-105142, File No. 333-143805, File No. 333-192142, and File No. 333-200034).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

March 31, 2017